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                                                                     Exhibit 4.1


                            METALLURG HOLDINGS, INC.


                              AMENDED AND RESTATED
                             STOCKHOLDERS' AGREEMENT


                     INITIALLY DATED JULY 13, 1998, AMENDED
                        AND RESTATED ON OCTOBER 13, 1998.

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                                                            AMENDED AND RESTATED
                                             STOCKHOLDERS' AGREEMENT initially
                                             dated July 13, 1998, amended and
                                             restated on October 13, 1998, among
                                             (i) METALLURG HOLDINGS, INC., a
                                             Delaware corporation (the
                                             "Corporation"), and (ii) the
                                             stockholders of the Corporation
                                             listed on Annex I (the
                                             "Stockholders").

                  Each Stockholder owns the number of shares of capital stock of the Corporation set forth opposite the name of such Stockholder on Annex I. The parties wish to provide for the terms with respect to certain matters regarding the relationship between the Corporation and its stockholders and among such stockholders. Accordingly, the parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

                  The following terms shall have the following meanings:

                  "AFFILIATE" of any Stockholder means any person or entity controlling, controlled by, or under common control with such Stockholder.

                  "BELL ATLANTIC" means Mellon Bank, N.A., as Trustee for the Bell Atlantic Master Trust, as directed by Bell Atlantic Corporation.

                  "BOARD" means the Board of Directors of the Corporation.

                  "COMMON STOCK" means the Common Stock, $.01 par value, of the Corporation.

                  "EQUITY SECURITIES" means all shares of capital stock of the Corporation, all securities convertible into or exchangeable for shares of capital stock of the Corporation, and all options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of such capital stock, or securities convertible into or exchangeable for shares of such capital stock.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "INITIAL PUBLIC OFFERING" means the consummation of the first public offering of Common Stock pursuant to a registration statement filed under the Securities Act.

                  "PREFERRED STOCK" means the Series A Preferred Stock and the Series B Preferred Stock.

                  "PRO RATA AMOUNT" of any Stockholder means the quotient obtained by dividing (i) the number of Shares held by such Stockholder by (ii) the aggregate number of Shares then held by all Stockholders, assuming in each case the conversion of all shares of Preferred Stock.
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                  "SAFEGUARD-MICHIGAN" means State of Michigan Retirement
Systems-Safeguard Limited Partnership, a Delaware limited partnership.

                  "SCP" means SCP Private Equity Partners, L.P., a Delaware limited partnership.

                  "SECURITIES ACT" means the Securities Act of 1933.

                  "SERIES A PREFERRED STOCK" means the Series A Voting Convertible Preferred Stock, $.01 par value, of the Corporation.

                  "SERIES B PREFERRED STOCK" means the Series B Non-Voting Convertible Preferred Stock, $.01 par value, of the Corporation.

                  "SHARES" means the shares of Common Stock and Preferred Stock held by the Stockholders on the date hereof, any shares of Common Stock issued upon conversion of such shares of Preferred Stock, and any shares of capital stock issued on any of the foregoing as a stock dividend or upon any stock split or other subdivision of shares of capital stock.

                  "SIF" means Safeguard International Fund, L.P., a Delaware limited partnership.

                  "TERMINATION DATE" means the date of consummation of an Initial Public Offering.

                  "TRANSFER" means to sell, transfer, assign, pledge, encumber, or otherwise dispose of, either voluntarily or involuntarily and with or without consideration.

                                   ARTICLE II

                               TRANSFER OF SHARES

2.1 LIMITATIONS ON TRANSFERS.

         (a) Each Stockholder shall not, without the prior consent of the Board (which consent shall not be unreasonably withheld), Transfer all or any part of its Shares except in a Permitted Transfer as set forth in paragraph (b) below. Any such consent by the Board shall not constitute a waiver of the provisions set forth in Section 2.3, and the Board shall not have any power to grant any such waiver.

         (b) "Permitted Transfer" means any Transfer by (i) any Stockholder of Shares to any Affiliate of such Stockholder at a consideration not in excess of the initial acquisition cost of such Shares to such Stockholder, (ii) any Stockholder which is a partnership of Shares to the partners of such partnership, (iii) SIF of 2,500 shares of Series B Preferred Stock to Bell Atlantic, (iv) upon such Transfer, Bell Atlantic to one or more successor trustees, plans or nominees for, or successors by reorganization of, a qualified pension plan or trust, and (v) any Other Stockholder (as defined in Section 2.3) pursuant to any exercise of its rights under Section 2.3.


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         (c) Each Transfer of Shares permitted by this Section shall not become effective unless and until the transferee executes and delivers to the Corporation a counterpart to this Agreement, agreeing to be treated in the same manner as the transferring Stockholder and to be bound by the terms and conditions of this Agreement. Upon such Transfer and such execution and delivery, the transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the transferred Shares in the same manner as the transferring Stockholder. Any Transfer of Shares by any Stockholder not in accordance with this Section shall be void.

2.2 SIF/SAFEGUARD-MICHIGAN.

         Any Transfer of Shares by SIF or Safeguard-Michigan, other than pursuant to a Permitted Transfer, shall be made at the same time, at the same price, and upon the same terms in amounts proportionate to their Pro Rata Amounts.

2.3 CO-SALE.

         If at any time SIF and Safeguard-Michigan propose to Transfer Shares, other than pursuant to a Permitted Transfer, they shall, at least 30 days before such Transfer, deliver a notice (the "Sale Notice") to the other Stockholders (the "Other Stockholders") disclosing in reasonable detail the terms and conditions of the proposed Transfer. Within 30 days after delivery of the Sale Notice, each Other Stockholder may elect to participate in the proposed Transfer by delivering to SIF and Safeguard-Michigan a notice specifying the Shares with respect to which such Other Stockholder exercises its right under this Section. Such Other Stockholder shall be entitled to Transfer, at the price and on the terms applicable to the Transfer by SIF and Safeguard-Michigan, up to a number of Shares equal to its Pro Rata Amount of the aggregate number of Shares being purchased by the purchaser in such Transfer, assuming in each case the conversion of all shares of Preferred Stock into Common Stock. No Transfer pursuant to this Section shall be consummated before the waiting period under the HSR Act has expired with respect to the conversion of Series B Preferred Stock into Common Stock, if any, related to such Transfer.

2.4 DRAG-ALONG.

         If at any time the Board approves a sale, merger or consolidation of the Corporation (an "Approved Sale Proposal") to or with any party that is not an Affiliate of any Stockholder, all Stockholders shall, upon notice by the Corporation, be obligated to participate at the same price and on the same terms (assuming the conversions of all shares of Preferred Stock into Common Stock) in the transaction (a "Required Sale") contemplated by the Approved Sale Proposal with respect to all Shares then held by them, vote their Shares in favor of such Approved Sale Proposal at any meeting of stockholders called to vote on or approve such Approved Sale Proposal, and otherwise take all necessary action to cause the Corporation and the Stockholders to consummate such Required Sale; provided, however, that no Stockholder shall be required to make any representations or warranties (other than representations and warranties regarding such Stockholder and its ownership of Shares) in connection with such Required Sale. If the Required Sale is not consummated within 120 days after such notice, such notice shall expire and the Stockholders shall cease to have any obligations to participate in such Required Sale until a new notice has been delivered in accordance with this Section.


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2.5 PREEMPTIVE RIGHT.

         (a) "New Securities" means all Equity Securities other than:

                  (i) shares of any class of capital stock issued on a pro rata basis to all holders of such class as a stock dividend or upon any stock split or other subdivision of shares of capital stock;

                  (ii) shares of Common Stock issued upon conversion of shares of Preferred Stock;

                  (iii) Equity Securities issued to directors, officers, employees or consultants of the Corporation or any of its subsidiaries pursuant to any stock option or similar equity incentive plan approved by the Board;

                  (iv) Equity Securities issued as consideration in any acquisition of any entity or business that is not, or not sold by, an Affiliate of any Stockholder; and

                  (v) Equity Securities issued in connection with debt financings to lenders or placement agents that are not Affiliates of any Stockholder.

         (b) If the Corporation proposes to offer New Securities to any person or entity at any time, the Corporation shall, before such offer, deliver to the Stockholders an offer (the "Offer") to issue the New Securities to them upon the terms set forth in this Section. The Offer shall state that the Corporation proposes to issue New Securities and specify their number and terms (including purchase price) (the "Offered Securities"). The Offer shall remain open and irrevocable for a period of 30 days (the "Preemptive Period") from the date of its delivery.

         (c) Each Stockholder may accept the Offer by delivering to the Corporation a notice (the "Purchase Notice") within the Preemptive Period. The Purchase Notice shall state the number (the "Purchase Number") of Offered Securities such Stockholder desires to purchase. If the sum of all Purchase Numbers exceeds the number of Offered Securities, the Offered Securities shall be allocated among the Stockholders that delivered a Purchase Notice pro rata in accordance with their Pro Rata Amounts; provided, however, that each Stockholder shall not be required to purchase more than its Purchase Number of Offered Securities.

         (d) The issuance of Offered Securities to the Stockholders who delivered a Purchase Notice shall be made on a business day, as designated by the Corporation, not less than 10 and not more than 30 days after expiration of the Preemptive Period on those terms and conditions of the Offer not inconsistent with this Section.

         (e) If the number of Offered Securities exceeds the sum of all Purchase Numbers, the Corporation may issue such excess or any portion thereof on the terms and conditions of the Offer to any person or entity within 90 days after expiration of the Preemptive Period. If such issuance is not made within such 90-day period, the restrictions provided for in this Section shall again become effective.


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2.6 RESTRICTED SECURITIES.

         (a) Each certificate for Shares shall (unless otherwise permitted by the provisions of paragraphs (b) and (c) below) be stamped or otherwise imprinted with a legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. IN ADDITION, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN SECTION 2.6 OF THE AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT DATED OCTOBER 13, 1998, BETWEEN METALLURG HOLDINGS, INC. AND THE STOCKHOLDERS IDENTIFIED THEREIN. NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED."

         (b) Each Stockholder shall, prior to any Transfer of any Shares and subject to the other provisions of this Agreement, give written notice to the Corporation of such proposed Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer. Upon request by the Corporation, such Stockholder shall deliver a written opinion, addressed to the Corporation, of counsel for such Stockholder, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Corporation) such proposed Transfer does not involve a transaction requiring registration or qualification of such Shares under the Securities Act or the securities or "blue sky" laws of any state of the United States. Such Stockholder shall thereupon be entitled to Transfer Shares in accordance with the terms of the notice delivered to the Corporation, if the Corporation does not reasonably object to such Transfer on the ground that it would constitute a violation of applicable securities laws and request such opinion within five days after delivery of such notice, or, if it requests such opinion, does not reasonably object to such Transfer on the ground that it would constitute a violation of applicable securities laws within five days after delivery of such opinion. Each certificate or other instrument evidencing the securities issued upon the Transfer of any Shares (and each certificate or other instrument evidencing any untransferred balance of such Shares) shall bear the legend set forth in paragraph (a) above unless (i) in such opinion of counsel registration of any future Transfer is not required by the applicable provisions of the Securities Act or (ii) the Corporation shall have waived the requirement of such legends.

         (c) Notwithstanding the foregoing provisions of this Section, the restrictions imposed by this Section upon the transferability of any Shares shall cease and terminate when (i) any such Shares are sold or otherwise disposed of pursuant to an effective registration statement under the Securities Act or as otherwise contemplated by paragraph (b) above in a manner that does not require that the Shares so transferred continue to bear the legend set forth in paragraph


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(a) above or (ii) the holder of such Shares has met the requirements for
Transfer of such Shares under Rule 144(k) promulgated under the Securities Act. Whenever the restrictions imposed by this Section shall terminate, the holder of any Shares as to which such restrictions have terminated shall be entitled to receive from the Corporation, without expense, a new certificate not bearing the restrictive legend set forth in paragraph (a) above and not containing any other reference to the restrictions imposed by this Section.

                                  ARTICLE III

                              BOARD REPRESENTATION

3.1 BOARD REPRESENTATION.

         (a)(i) SIF and Safeguard-Michigan shall jointly be entitled (A) to nominate three individuals for election to the Board to serve as directors until their successors are elected and qualified, (B) to nominate each such successor, and (C) to propose the removal from the Board of any director nominated under the foregoing clause (A) or (B).

         (ii) Upon the Transfer by SIF to Bell Atlantic in accordance with
Section 2.1(b), Bell Atlantic shall be entitled (A) to nominate one individual for election to the Board to serve as a director until his or her successor is elected and qualified, (B) to nominate each such successor, and (C) to propose the removal from the Board of any director nominated under the foregoing clause
(A) or (B).

         (iii) SCP shall be entitled (A) to nominate one individual for election to the Board to serve as a director until his or her successor is elected and qualified, (B) to nominate each such successor, and (C) to propose the removal from the Board of any director nominated under the foregoing clause (A) or (B).

         (b) Each nomination or any proposal to remove from the Board any director pursuant to paragraph (a) above shall be made by delivering to the Corporation a notice signed by the party or parties entitled to such nomination or proposal. As promptly as practicable after delivery of such notice, the Corporation shall take or cause to be taken such corporate actions as may be reasonably required to cause the election or removal proposed in such notice. Such corporate actions may include calling a meeting or soliciting a written consent of the Board, or calling a meeting or soliciting a written consent of the stockholders of the Corporation.

3.2 VOTING AGREEMENT.

         Each Stockholder shall vote all shares of Series A Preferred Stock held by such Stockholder for the election to the Board of all individuals nominated in accordance with Section 3.1 and for the removal from the Board of all directors proposed to be removed in accordance with Section 3.1. Each Stockholder shall use all reasonable efforts to cause each director originally nominated by such Stockholder to vote for the election to the Board of all individuals nominated in accordance with Section 3.1.


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                                   ARTICLE IV

                                    COVENANTS

4.1 ACCESS TO RECORDS.

         The Corporation shall afford to each Stockholder and its authorized representatives, upon reasonable prior notice and during ordinary business hours:

                  (i) free and full access, for any reasonable purpose relating to the investment in the Corporation, to all books, records and properties of the Corporation; and

                  (ii) the opportunity to interview the directors, officers, and key employees of the Corporation regarding the affairs of the Corporation.

4.2 REPORTS.

         (a) Within three business days after becoming available, the Corporation shall deliver to each Stockholder:

                  (i) copies of all registration statements and regular and periodic reports filed by the Corporation or any of its subsidiaries with the Securities and Exchange Commission; and

                  (ii) copies of all financial statements, reports, press releases, and similar documents (A) sent by the Corporation or any of its subsidiaries to the holders of any bonds or similar debt instruments issued by such entity pursuant to an indenture or (B) released by the Corporation or any of its subsidiaries to the investing public.

         (b) At any time at which the Corporation is not subject to the reporting requirements of the Securities Exchange Act of 1934, the Corporation shall deliver to each Stockholder:

                  (i) within 45 days after the end of each fiscal quarter of the Corporation, the unaudited consolidated balance sheet and statements of income and cash flows of the Corporation and its subsidiaries as of the end of and for such quarter; and

                  (ii) within 90 days after the end of each fiscal year of the Corporation, the audited consolidated balance sheet and statements of income and cash flows of the Corporation and its subsidiaries as of the end of and for such year.

         All financial statements to be delivered under this paragraph (b) shall have been prepared in accordance with generally accepted accounting principles consistently applied.


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4.3 CONFIDENTIALITY.

         Each Stockholder shall not disclose any confidential or proprietary information relating to the Corporation to any person or entity, other than its directors, officers, partners, auditors, and professional advisors to the extent they have been advised of the confidential nature of such information. Nothing contained herein shall prevent any Stockholder from disclosing any such information:

                  (i) which becomes generally available to the public through no fault of such Stockholder;

                  (ii) which was known to such Stockholder prior to its disclosure by the Corporation, as can be established by written evidence;

                  (iii) which has been available on a non-confidential basis from a third party that was entitled to disclose such information;

                  (iv) which is required by any applicable law, rule or regulation to be disclosed by such Stockholder, provided that such Stockholder shall provide the Corporation with written notice that it is legally required to make such disclosure and shall cooperate, at the Corporation's expense, in efforts by the Corporation to intercede in such legal proceedings for the purpose of protecting the confidential nature of the information being disclosed; or

                  (v) in connection with the exercise of any rights or remedies by such Stockholder against the Corporation.

4.4 HSR.

         The Corporation shall, or shall cause any of its subsidiaries to, reimburse each Stockholder for the filing fee required to be paid by such Stockholder to the Federal Trade Commission in connection with the first notification filed by such Stockholder under the HSR Act relating to any conversion of shares of Series B Preferred Stock held by such Stockholder into shares of Common Stock. The Corporation shall use its best efforts to cooperate in providing all necessary information to each Stockholder in connection with the filing of any such notification and any other requested or required notification by any governmental agency asserting jurisdiction over such Stockholder.

4.5 ERISA OPERATING COMPANY.

         So long as Bell Atlantic or any successor that is subject to the Employee Retirement Security Act of 1974, as amended, holds any Equity Securities, the Corporation shall take all actions necessary to allow it to continue to constitute an Operating Company, or otherwise not to cause any of the underlying assets of the Corporation or any of its subsidiaries to be deemed "plan assets" with respect to Bell Atlantic or such successor. "Operating Company" means an "operating company "within the meaning of Department of Labor Regulation Section2510.3-101(c) or successor rule or regulation, as from time to time amended and in effect.


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4.6 AFFILIATE TRANSACTIONS.

         The Corporation shall not directly or indirectly enter into any transaction with any Stockholder or any Affiliate of any Stockholder (a "Restricted Party"), other than (i) any transaction entered into in the ordinary course of business and on terms and conditions at least as favorable to the Corporation as the terms and conditions which would apply in a similar transaction with a party that is not a Restricted Party, (ii) transactions between the Corporation and its subsidiaries, and (iii) transactions contemplated by this Agreement.

4.7 FEES AND EXPENSES.

         The Corporation shall, or shall cause any of its subsidiaries to, reimburse each Stockholder for all reasonable fees and expenses of counsel to such Stockholder incurred in connection with the acquisition of Shares by such Stockholder, the execution and delivery of this Agreement and any other agreements entered into in connection with such acquisition, and the execution and delivery of any future amendments to this Agreement or such other agreements.

                                   ARTICLE V

                                  MISCELLANEOUS

5.1 LEGEND ON STOCK CERTIFICATES.

         In addition to the legend required under Section 2.6, each certificate representing Shares shall bear a legend substantially in the following form:

         "THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES IN RESPECT OF THE ELECTION OF DIRECTORS ARE SUBJECT TO THE AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT DATED OCTOBER 13, 1998, AMONG METALLURG HOLDINGS, INC. AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF METALLURG HOLDINGS, INC."

5.2 SEVERABILITY.

         If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.


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5.3 ASSIGNMENTS; SUCCESSORS AND ASSIGNS.

         The rights of each party under this Agreement may not be assigned, except in connection with any permitted Transfer of Shares by any Stockholder. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

5.4 AMENDMENTS.

         The terms and provisions of this Agreement may only be modified or amended by an instrument signed by the Corporation and all Stockholders.

5.5 NOTICES.

         All notices, claims, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

                  if to the Corporation, to:

                           Metallurg Holdings, Inc.
                           c/o Safeguard International
                           800 The Safeguard Building
                           435 Devon Park Drive
                           Wayne, Pennsylvania 19087-1945
                           Telecopy:  (610) 293-0854
                           Telephone: (610) 293-0838
                           Attention: Diana Wechsler Kerekes

                  if to any Stockholder, to its address set forth on Annex I;

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

5.6 TERMINATION.

         This Agreement shall, except for Section 2.6, terminate on the Termination Date.

5.7 HEADINGS.

         The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.


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
5.8 ENTIRE AGREEMENT.

         This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter.

5.9 COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

5.10 GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

                                     * * * *


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Amended and Restated Stockholders' Agreement on the date first above written.

                                  CORPORATION:

                                  METALLURG HOLDINGS, INC.



                                  By:  /S/ Michael R. Holly
                                      ________________________________________
                                      Name: Michael R. Holly
                                      Title: Vice President

                                  STOCKHOLDERS:

                                  SAFEGUARD INTERNATIONAL FUND, L.P.

                                  By: SIF Management, L.P., its general partner

                                  By: Safeguard International Partners, L.L.C.,
                                      its general partner


                                  By: /S/ Michael R. Holly
                                     _________________________________________
                                     Name: Michael R. Holly
                                     Title: Managing Director

                                  STATE OF MICHIGAN RETIREMENT SYSTEMS -
                                  SAFEGUARD LIMITED PARTNERSHIP

                                  By: SFINT, Inc., its general partner



                                  By: /S/ Michael R. Holly
                                     _________________________________________
                                     Name: Michael R. Holly
                                     Title:President

                                  SCP PRIVATE EQUITY PARTNERS, L.P.

                                  By: SCP Private Equity Management, L.P.,
                                      its general partner



                                  By: /S/ Samuel A. Plum
                                     _________________________________________
                                     Name: Samuel A. Plum
                                     Title: General Partner


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                                                                         Annex I

                                            Investors
                                            ---------

                                               (1)                   (2)
                                       Number of shares of   Number of shares of
Name/Address                                Series A              Series B
------------                            Preferred Stock       Preferred Stock
                                       -------------------   -------------------
Safeguard International Fund, L.P.
800 The Safeguard Building                    4,000                 2,500
435 Devon Park Drive
Wayne, PA  19087-1945
Attention:  General Partner

State of Michigan Retirement System            --                   2,000
- Safeguard Limited Partnership
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA  19087-1945
Attention:  General Partner

SCP Private Equity Partners, L.P.
800 The Safeguard Building                  1,202.335                --
435 Devon Park Drive
Wayne, PA  19087-1945
Attention:  General Partner
                                            ---------               -----
                               TOTAL        5,202.335               4,500


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